Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS ANNOUNCES SECOND QUARTER 2017 RESULTS

Produced Results in line with Internal Expectations; Narrows Full-Year Outlook

Second Quarter Highlights:

•                  Produced strong second quarter revenue of $139.4 million

•                  Second quarter Net income of $14.8 million, or $0.64 per diluted share

•                  Recorded Adjusted EBITDA of $31.3 million

•                  Paid $0.24 per share cash dividend per share

•                  Company narrows Full-Year 2017 outlook

•                  Work Truck Solutions segment completed acquisition of Arrowhead Equipment

August 7, 2017 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the second quarter ended June 30, 2017.

James L. Janik, Chairman, President and Chief Executive Officer commented, “We are pleased with the overall direction of our business and continue to make progress with the integration of the Work Truck Solutions segment. Our results this quarter are in line with our internal expectations and we are seeing a more balanced performance across our more diverse business offering. As we look into the second half of the year, we are focused on driving improvements across both segments through DDMS and taking advantage of all available opportunities.”

Consolidated Second Quarter Results

Net sales were $139.4 million in the second quarter of 2017, compared to second quarter 2016 net sales of $113.8 million. The increase is attributable to the addition of the Work Truck Solutions segment in July 2016.

Gross profit was $45.0 million, or 32.3% of net sales, for the second quarter of 2017, compared to $41.5 million, or 36.5% of net sales, in the second quarter of 2016. The increase is attributable to the addition of the Work Truck Solutions segment in July 2016.  Additionally, gross profit as a percentage of sales decreased for the second quarter of 2017 due to lower volumes at Work Truck Attachments and less favorable commodity pricing when compared to the same period last year.

Net income for the second quarter of 2017 was $14.8 million, or $0.64 per diluted share based on weighted average shares of 22.6 million shares, compared to net income of $16.3 million, or $0.71 per diluted share based on weighted average shares of 22.5 million shares, in the second quarter of 2016.

The Company reported Adjusted EBITDA of $31.3 million in the second quarter of 2017, a slight decrease when compared to Adjusted EBITDA of $32.7 million recorded in the second quarter of 2016.

The effective tax rate for the second quarter of 2017 was 34.0%. The estimated effective tax rate for full year 2017 is expected to be approximately 36.0%. The effective rate for the quarter is lower than the expected rate for the full year due to the resolution of a reserve for uncertain tax positions.

Work Truck Attachments Second Quarter 2017 Results

For the second quarter, the Work Truck Attachments segment recorded revenue of $105.5 million.  The segment reported income from operations of $27.1 million. Both data points are in line with company expectations.

The Company’s commercial snow and ice management products include a pre-season ordering period that extends across the second and third quarters. In 2016, pre-season sales were more heavily weighted towards the second quarter versus the third quarter in an approximate 55%-45% split, which is in line with historical trends and averages. For 2017, the Company anticipates a similar breakdown to occur again.

Janik explained, “Our results for the quarter reflect slightly better than expected pre-season performance for our commercial snow and ice products, which is pleasing given the below average snowfall over the last two years. The ongoing stability in the economy, positive dealer sentiment and late season snowfall, plus the positive response to our new product launches, all helped produce a strong quarter. These results were partially offset by softer performance at Henderson, which we did expect given delays in the supply of truck chassis that we mentioned earlier this year. While we are receiving more chassis now, we do expect this issue to impact our workflow in the second half of the year as we work to fulfill orders. We remain focused on delivering the most customized, highest quality products to our customers and are pleased that order activity and the long-term growth outlook continues to be strong.”

Work Truck Solutions Second Quarter 2017 Results

For the second quarter, the Work Truck Solutions segment produced revenue of $34.9 million. The segment recorded $2.5 million in income from operations for the quarter, in line with internal expectations.

“As we noted last quarter, the temporary softness in demand we saw in our Solutions segment earlier in the year largely dissipated in the second quarter. We experienced more typical demand patterns and continue to make the necessary investments in the business, laying the foundations for sustainable long-term growth. We are in the process of developing four new upfit facilities that expands our reach and opens new growth opportunities with our OEM partners. This includes the acquisition of Arrowhead Equipment in Albany, New York, which we completed in May. While we believe these investments will pay off over the long-term, there is a near-term impact on profitability,” noted Janik.

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Balance Sheet

During the first six months of 2017, the Company recorded net cash provided by operating activities of $13.3 million compared to net cash provided by operating activities of $28.3 million in the same period last year. The decrease is partly attributable to a gain of approximately $10 million, recorded in the first quarter of 2016, related to the successful conclusion of a patent infringement lawsuit against Buyers Products Company, owner of the SnowDogg line of products.

Inventory was $85.9 million at the end of the second quarter of 2017, compared $60.3 million at the end of the second quarter of 2016. Accounts receivable were $80.1 million at the end of the second quarter of 2017, compared to $66.6 million at the end of the second quarter 2016. In both cases, the increase relates primarily to the addition of the Work Truck Solutions segment in July 2016.

Dividend

As previously reported, on June 8, 2017 the Company declared a quarterly cash dividend of $0.24 per share of the Company’s common stock. The dividend was paid on June 30, 2017 to stockholders of record as of the close of business on June 20, 2017.

Outlook

Based on recent results, the overall economic climate, dealer sentiment, and industry trends, the Company is narrowing its 2017 financial outlook as follows:

•                  Net sales are now expected to be between $470 million and $520 million.

•                  Adjusted EBITDA is now predicted to range from $85 million to $105 million.

•                  Earnings per share are now expected to be in the range of $1.30 per share to $1.75 per share.

It is important to note that the Company’s outlook assumes that the economy will remain stable and that the Company’s core markets will experience average snowfall levels in the fourth quarter.

Mr. Janik noted, “While there have been various positive changes as well as challenges across our business so far this year, on the whole we remain on track to meet our guidance and have narrowed the top and bottom end of our ranges accordingly. We continue to execute our low snowfall playbook and investment plans for the year and are confident we have the right long-term strategy in place to deliver shareholder value.”

Webcast Information

The Company will host a conference call on Tuesday, August 8, 2017 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call will be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of work truck attachments and equipment. For more than 65 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments:  First, the Work Truck Attachments segment, which includes manufactured snow and ice control attachments sold under the FISHER®, HENDERSON®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions for commercial work vehicles under the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measure used in this press release is Adjusted EBITDA.

These non-GAAP disclosures should not be construed as an alternative to the reported results determined in accordance with GAAP.

Adjusted EBITDA represents net income before interest, taxes, depreciation and amortization, as further adjusted for stock based compensation, litigation proceeds, non-cash purchase accounting adjustments and certain charges related to certain unrelated legal fees and consulting fees.  The Company uses, and believes its investors benefit from the presentation of, Adjusted EBITDA in evaluating the Company’s operating performance because Adjusted EBITDA provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. In addition, the Company believes that Adjusted EBITDA is useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies, because it allows them to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets and liabilities, capital structure and the method by which assets were acquired. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measure in this press release has been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading “Net Income to Adjusted EBITDA Reconciliation” following the Consolidated Statements of Cash Flows included in this press release.

With respect to the Company’s 2017 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, a significant decline in economic conditions, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users or distributors, increases in the price of steel or other materials necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel, the inability of our suppliers to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the business of Henderson Enterprises Group, Inc., which we acquired in 2014, or the assets of Dejana Truck & Utility Equipment Company, Inc., which we acquired in 2016, or the assets of Arrowhead Equipment, Inc., which we acquired in 2017, and unexpected costs or liabilities related to such acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2016. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2017	2016
	(unaudited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$4,290	$18,609
Accounts receivable, net	80,076	78,589
Inventories	85,913	70,871
Inventories - truck chassis floor plan	8,721	3,939
Refundable income taxes paid	1,009	1,541
Prepaid and other current assets	2,829	2,886
Total current assets	182,838	176,435

Property, plant, and equipment, net	52,626	52,141
Goodwill	240,627	238,286
Other intangible assets, net	192,014	194,851
Other long-term assets	5,404	4,460
Total assets	$673,509	$666,173

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$19,568	$17,299
Accrued expenses and other current liabilities	23,332	27,325
Floor plan obligations	8,721	3,939
Short term borrowings	3,000	—
Current portion of long-term debt	2,765	2,829
Total current liabilities	57,386	51,392

Retiree health benefit obligation	7,431	7,193
Pension obligation	9,745	10,184
Deferred income taxes	57,609	54,563
Long-term debt, less current portion	305,819	306,726
Other long-term liabilities	13,480	15,652

Total stockholders’ equity	222,039	220,463
Total liabilities and stockholders’ equity	$673,509	$666,173

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended		Six Month Period Ended
	June 30, 2017	June 30, 2016	June 30, 2017	June 30, 2016
	(unaudited)		(unaudited)

Net sales	$139,371	$113,763	$211,619	$162,552
Cost of sales	94,338	72,242	149,399	106,900
Gross profit	45,033	41,521	62,220	55,652

Selling, general, and administrative expense	16,925	11,312	31,981	22,225
Intangibles amortization	2,786	1,726	5,535	3,452

Income from operations	25,322	28,483	24,704	29,975

Interest expense, net	(4,192)	(2,863)	(9,488)	(5,735)
Litigation proceeds	1,275	—	1,275	10,050
Other expense, net	(51)	(69)	(108)	(133)
Income before taxes	22,354	25,551	16,383	34,157

Income tax expense	7,608	9,223	4,914	12,551

Net income	$14,746	$16,328	$11,469	$21,606

Weighted average number of common shares outstanding:
Basic	22,590,897	22,501,640	22,561,785	22,459,488
Diluted	22,605,208	22,501,640	22,571,352	22,459,488

Earnings per share:
Basic earnings per common share attributable to common shareholders	$0.64	$0.72	$0.50	$0.95
Earnings per common share assuming dilution attributable to common shareholders	$0.64	$0.71	$0.50	$0.94
Cash dividends declared and paid per share	$0.24	$0.24	$0.48	$0.47

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Six Month Period Ended
	June 30, 2017	June 30, 2016
	(unaudited)

Operating activities
Net income	$11,469	$21,606
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,012	6,205
Amortization of deferred financing costs and debt discount	607	363
Stock-based compensation	2,108	1,736
Provision for losses on accounts receivable	1,077	151
Deferred income taxes	3,046	1,625
Earnout liability	—	132
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,190)	939
Inventories	(13,426)	(8,712)
Prepaid and other assets and refundable income taxes paid	(355)	4,446
Accounts payable	1,393	(366)
Accrued expenses and other current liabilities	2,351	(1,065)
Benefit obligations and other long-term liabilities	(2,755)	1,230
Net cash provided by operating activities	13,337	28,290

Investing activities
Capital expenditures	(3,146)	(4,794)
Acquisition of business	(7,600)	—
Net cash used in investing activities	(10,746)	(4,794)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	(923)	—
Payments of financing costs	(932)	—
Earnout payment	(5,487)	—
Dividends paid	(10,990)	(10,724)
Net revolver borrowings	3,000	—
Repayment of long-term debt	(1,578)	(950)
Net cash used in financing activities	(16,910)	(11,674)
Change in cash and cash equivalents	(14,319)	11,822
Cash and cash equivalents at beginning of year	18,609	36,844
Cash and cash equivalents at end of quarter	$4,290	$48,666

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$26,661	$—

Douglas Dynamics, Inc.

Segment Disclosures (unaudited)

(In thousands)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June, 30	June, 30	June, 30	June, 30
	2017	2016	2017	2016
Net Sales
Work Truck Attachments	$105,508	$113,788	$149,086	$162,412
Work Truck Solutions	34,865	—	64,524	—
Corporate & Eliminations	(1,002)	(25)	(1,991)	140
	$139,371	$113,763	$211,619	$162,552
Selling, General & Administrative Expenses
Work Truck Attachments	$8,453	$8,010	$15,402	$15,042
Work Truck Solutions	4,540	—	8,312	—
Corporate & Eliminations	3,932	3,302	8,267	7,183
	$16,925	$11,312	$31,981	$22,225
Income from Operations
Work Truck Attachments	$27,089	$32,452	$29,081	$38,500
Work Truck Solutions	2,541	—	3,359	—
Corporate & Eliminations	(4,308)	(3,969)	(7,736)	(8,525)
	$25,322	$28,483	$24,704	$29,975
Depreciation
Work Truck Attachments	$1,342	$1,320	$2,719	$2,653
Work Truck Solutions	363	—	678	—
Corporate & Eliminations	36	50	80	100
	$1,741	$1,370	$3,477	$2,753
Assets
Work Truck Attachments	$446,670	$455,793
Work Truck Solutions	215,602	—
Corporate & Eliminations	11,237	60,961
	$673,509	$516,754

Capital Expenditures
Work Truck Attachments	$1,217	$3,629	$2,090	$4,794
Work Truck Solutions	623	—	1,056	—
Corporate & Eliminations	—	—	—	—
	$1,840	$3,629	$3,146	$4,794

Douglas Dynamics, Inc.

Net Income  to Adjusted EBITDA reconciliation (unaudited)

(In thousands)

	Three month period ended June 30,		Six month period ended June 30,
	2017	2016	2017	2016

Net income	$14,746	$16,328	$11,469	$21,606

Interest expense - net	4,192	2,863	9,488	5,735
Income tax expense	7,608	9,223	4,914	12,551
Depreciation expense	1,741	1,370	3,477	2,753
Amortization	2,786	1,726	5,535	3,452
EBITDA	31,073	31,510	34,883	46,097

Stock based compensation	758	523	2,108	1,736
Litigation proceeds	(1,275)	—	(1,275)	(10,050)
Purchase accounting (1)	—	66	—	132
Other charges (2)	701	575	769	1,018
Adjusted EBITDA	$31,257	$32,674	$36,485	$38,933

(1) Reflects  $66 in earn-out compensation expense related to TrynEx in the three months ended June 30, 2016.  Reflects $132 in earnout compensation expense related to TrynEx in the six months ended June 30, 2016.

(2) Reflects expenses of $701 and $575 for one time, unrelated legal and consulting fees for the three months ended June 30, 2017 and June 30, 2016, respectively.   Reflects expenses of $769 and $1,018 for one time, unrelated legal and consulting fees for the six months ended June 30, 2017 and June 30, 2016, respectively.